Exhibit 99.2

Collexis Holdings, Inc. and Subsidiaries

Index to Unaudited Pro Forma Combined Financial Information

Page

Pro forma Combined Balance Sheet as of September 30, 2007	F-2
Pro forma Combined Statement of Operations for the Three Months Ended September 30, 2007	F-3
Pro forma Combined Statement of Operations for the Three Months Ended September 30, 2006	F-4

The following unaudited pro forma balance sheet as of September 30, 2007 gives effect to the acquisition of SyynX Solutions GmbH (“SyynX”) by Collexis Holdings, Inc. (“we” and “our”) as if the acquisition had occurred on September 30, 2007. The following unaudited pro forma statement of operations for the three months ended September 30, 2007 gives effect to our acquisition of SyynX as if the acquisition had occurred on July 1, 2007.  Our historical financial information has been derived from our audited and unaudited financial statements previously reported. Historical financial information for SyynX has been derived from the financial statements included in this report.

The following unaudited pro forma financial information reflects our accounting for the acquisition of SyynX using the purchase method of accounting. Under the purchase method of accounting, the purchase price that we paid is allocated to the assets acquired, both tangible and intangible, and liabilities that we assumed based upon fair values. Any excess in the purchase price over the fair values of assets and liabilities is recorded as goodwill, which does not require amortization, but is periodically evaluated for impairments. As of the date of this report, the purchase price allocation is preliminary and subject to change based upon the results of valuation procedures. The following unaudited pro forma financial statements reflect our best estimates of the allocation based upon all available information.

The unaudited pro forma financial information is not necessarily indicative of the financial condition or results of operations that we would have achieved had the acquisition occurred on the dates referred to above. In addition, unaudited pro forma operating information is not necessarily indicative of the results of operations that we may achieve after the acquisition.

Collexis Holdings, Inc. and Subsidiaries
Pro Forma Combined Balance Sheet
September 30, 2007
(unaudited)

	Collexis	SyynX			Adjustments	Pro Forma Combined
Assets
Currents assets
Cash and cash equivalents	$599,930	$226,571			$-	$826,501
Accounts receivable, net	427,678	440,182	[A	]	(152,381)	715,479
Prepaid expenses and other current assets	260,978	59,172			-	320,150
Total current assets	1,288,586	725,925			(152,381)	1,862,130

Property and equipment, net	268,369	54,731			-	323,100
Intangible assets, net	-	104,260	[B],[C	]	4,990,740	5,095,000
Goodwill	-	-	[D	]	2,174,623	2,174,623

Other assets
Security deposit - rent	36,201	-			-	36,201
Other long term assets	71,360	-			-	71,360
Option to purchase SyynX	713,600	-	[E	]	(713,600)	-
Deferred tax asset	-	25,012	[F	]	(25,012)	-
Total other assets	821,161	25,012			(738,612)	107,561

Total Assets	$2,378,116	$909,928			$6,274,370	$9,562,414

Liabilities and stockholders’ equity
Current liabilities
Accounts payable trade	$700,194	$43,799	[A	]	$(152,381)	$591,612
Accrued taxes and expenses	527,141	216,317			-	743,458
Deferred income taxes	-	48,563			-	48,563
Deferred revenue	398,082	-			-	398,082
Current portion - deferred purchase price	-	-	[G	]	2,106,000	2,106,000
Total current liabilities	1,625,417	308,679			1,953,619	3,887,715

Non-current portion - deferred purchase price	-	-	[G	]	4,922,000	4,922,000

Stockholders’ equity
Common stock, par value $0.001; authorized 277,713,000 shares; 63,560,542 shares issued and outstandiing as of September 30, 2007	63,561	35,367	[H	]	(35,367)	63,561
Additional paid-in-capital	15,998,299	273,573			(273,573)	15,998,299
Accumulated other comprehensive income	34,952	38,571			(38,571)	34,952
Accumulated income (deficit)	(15,344,113)	253,738			(253,738)	(15,344,113)
Total shareholders’ equity	752,699	601,249			(601,249)	752,699

Total Liabilities and Stockholders’ Equity	$2,378,116	$909,928			$6,274,370	$9,562,414

[A] - Eliminate intercompany balances ($152,381)
[B] - Net intangible asset for Collexis licenses acquired by SyynX in 2005 eliminates in purchase accounting ($102,872), and write down remaining asset ($1,388)
[C] - Write up acquired identifiable intangible assets to fair value ($5,095,000)
[D] - Record excess of purchase price over acquired net assets as goodwill ($2,174,623)
[E] - Exercise of option to purchase SyynX applied in purchase accounting ($713,600)
[F] - Deferred tax asset not assumed ($25,012)
[G] - Purchase price for SyynX payable in installments through October 1, 2010; record present value of future payments, discounted at 8% implied interest rate, of approximately $7,028,000
[H] - Eliminate equity of SyynX not assumed in purchase accounting ($601,249)
* - Pro forma balance sheet is adjusted as if the purchase of SyynX occurred on September 30, 2007. The allocation is preliminary and subject to change for the final allocation of purchase price based upon the completion of valuation procedures.

Collexis Holdings, Inc. and Subsidiaries
Pro Forma Combined Statement of Operations
For the Three Months Ended September 30, 2007
(unaudited)

	Collexis	SyynX			Adjustments	Pro Forma Combined

Revenue	$316,716	$384,270	[A	]	$(102,758)	$598,228
Cost of Sales	235,712	151,093			-	386,805
Gross Profit	81,004	233,177			(102,758)	314,181
Operating Expenses
General and administrative	1,027,032	30,440	[A	]	(82,207)	975,265
Sales and marketing	610,703	74,660			-	685,363
Research and development	302,798	63,769	[A	]	(20,552)	346,015
Other operating expense, net	-	(725)			-	(725)
Total operating expenses	1,940,533	168,144			(102,758)	2,108,677
Operating (loss) income	(1,859,529)	65,033			-	(1,794,496)
Other Income (Expense)
Interest (expense), net	-	(226)			-	(226)
Other income	9,408	-			-	9,408
Total other income (expense)	9,408	(226)			-	9,182
(Loss) income before income taxes	(1,850,121)	64,808			-	(1,785,313)
Income Tax Expense	-	23,480			-	23,480
Net (Loss) Income	$(1,850,121)	$41,328			$-	$(1,808,793)

Basic and diluted common shares outstanding	61,922,690	-			-	61,922,690
Basic and diluted net income (loss) per share	$(0.03)	$-			$-	$(0.03)

[A] - Eliminate intercompany balances ($102,758)
* - Pro forma statement of operations is adjusted as if the purchase of SyynX occurred on July 1, 2007.

Collexis Holdings, Inc. and Subsidiaries
Pro Forma Combined Statement of Operations
For the Three Months Ended September 30, 2006
(unaudited)

	Collexis	SyynX			Adjustments	Pro Forma Combined

Revenue	$327,961	$297,443	[A	]	$(91,807)		$533,597
Cost of Sales	208,551	118,412			-		326,963
Gross Profit	119,410	179,031			-		298,441
Operating Expenses
General and administrative	715,793	23,120	[A	]	(73,446)		665,467
Sales and marketing	197,951	35,814			-		233,765
Research and development	182,963	35,530	[A	]	(18,361)		200,132
Other operating expense, net	-	(4,711)			-		(4,711)
Total operating expenses	1,096,707	89,753			(91,807)		1.094,653
Operating (loss) income	(977,297)	89,278			-		(888,019)
Other Income (Expense)
Interest (expense), net	-	(16,999)			-		(16.999)
Other income	3,241	-			-		3,241
Total other income (expense)	3,241	(16,999)			-		(13,758)
(Loss) income before income taxes	(974,056)	72,279			-		(901,777)
Income Tax Expense	-	25,353			-		25,353
Net (Loss) Income	$(974,056)	$46,926				$	$ (927,130)

Basic and diluted common shares outstanding	13,270,037	-			-		13,270,037
Basic and diluted net income (loss) per share	$(0.07)	$-			$-		$(0.07)

[A] - Eliminate intercompany balances ($91,807)
* - Pro forma statement of operations is adjusted as if the purchase of SyynX occurred on July 1, 2006.